Exhibit 1.3

For Immediate Release ▶ ▶ ▶	For More Information ▶ ▶ ▶
Nov 16, 2004	Kara Hoffman Articulate Communications Inc. 212.255.0080, ext. 13 khoffman@articulatepr.com

Ross Systems Study Finds Most Small and Mid-Sized Manufacturers
View ERP as a Strategic and Critical Investment

Many Cite Cost Reduction, Industry Compliance as Drivers to Adoption; Single Out Importance of Choosing a Solutions Partner with Industry-Specific Experience

ATLANTA — Nov. 16, 2004 — Most small and mid-sized manufacturers view potential cost-savings as the top reason to implement an enterprise resource planning (ERP) application, along with industry and regulatory compliance and customer service, according to a new survey released today by Ross Systems, Inc. Fully 63 percent of respondents to a recent poll of Ross’ customers cited those three issues as the most pressing business challenges facing company executives today.

A global provider of enterprise software solutions for manufacturers and a software unit of chinadotcom corporation (NASDAQ: CHINA), Ross has more than 1,200 customers ranging in revenues from $5 million to more than $1 billion. Of survey respondents attending its recent RossWorld user conference, 40 percent said that the single most important factor in choosing an ERP vendor partner was its industry-specific solutions and expertise.

“Our customers validated something we’ve known all along: Providing enterprise solutions designed with specific industry needs in mind will always generate a stronger, faster return on investment and enable company leaders to focus on their core business rather than their investor relations department,” said Rick Marquardt, Ross Systems president for North American operations. “Ross’ customers in food and beverage, biotechnology and pharmaceuticals are especially impacted by regulatory and customer compliance issues and a need to improve customer service levels. Ross experts work alongside them to address those challenges productively and cost effectively with solutions designed specifically for their needs.”

According to the survey results, three-quarters (75 percent) of manufacturers cited implementing an ERP system as a business imperative to achieve return on their holistic IT investment. More than half (53 percent) were able to cite their use of Ross’ industry-specific iRenaissance solution as a direct contributor in their gaining a competitive advantage in their marketplace.

Industry-specific functionality topped the list of most important factors for all survey respondents, particularly industries impacted most by compliance and regulatory issues: 50 percent of food and beverage makers and 45 percent of life sciences product manufacturers rated it as one of the top two most important characteristics alongside streamlining costs. The larger the company, the more important factor the regulatory compliance factor was.

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Global Headquarters ▶ Ross Systems, Inc. ▶ Two Concourse Parkway, Suite 800 ▶ Atlanta, GA 30328 ▶ USA
www.rossinc.com ▶ +1 770.351.9600

According to a recent study from Aberdeen Research titled Benchmark Report on Regulatory Compliance and Product Safety Mandates for Food, Pharmaceuticals, Consumer Products, and Medical Devices, companies that implemented new technology applications as part of a compliance initiative achieved better results if they viewed it was a holistic improvement vs. a “quick fix.”

“All respondents reported some operational improvements in one or more compliance measurement,” according to the report’s findings. “However, Best in Class companies demonstrated significantly better results than their competitors. Improved performance in compliance initiatives has a direct, positive impact on the bottom line. The widespread beneficial impact on operating efficiency from these actions dispels the notion that regulatory requirements only add costs to a company’s profit and loss statement.”

For additional information regarding the Aberdeen Research study, please visit http://www.aberdeen.com/summary/report/other/Regulatory_Compliance_093004b.asp?spid=30410010.

About Ross Systems

Ross Systems, Inc., a software unit of chinadotcom corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has approximately 2,000 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.